Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to the Form S-3 Registration Statement and related Prospectus of Bakkt Holdings, Inc. for the registration of 7,140,808 shares of Class A common stock issuable upon the exercise of 7,140,808 warrants and to the incorporation by reference therein of our report dated March 24, 2023, with respect to the consolidated financial statements of Bakkt Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 14, 2024